FULL-TIME EMPLOYMENT POLICY AGREEMENT


     The policies for full-time hourly employees of the B & F Medical Division of Allied Healthcare, Inc. are based on the belief that a body of qualified employees working in harmony with each other, and with the employer, to provide the best product possible to the customer.

     B & F realizes that its economic strength and growth depend directly upon the contributions made by each person within the organization.

     It is further recognized that the purpose and intent of this policy is to promote harmony and cooperation between the parties as well as to provide a channel through which complaints, if any, by either party can be transmitted to each other and settled.

     Finally, this policy manual describes what the employees can expect from the employer in benefits, and what the employer can expect from each employee in return.

   1.) Maintain reasonable hours of work with safe and desirable working conditions.
   2.)    Be an equal opportunity employer.
   3.)    Provide continuous employment consistent with business conditions.
   4.) Place employees in the kind of work best suited for the Company objective.
   5.) Encourage and help each individual to progress in the Company's organization.
   6.) Accord to each employee the right to discuss freely with all levels of management matters concerning his or her welfare and the Company's interest.


ARTICLE II:  EQUAL EMPLOYMENT OPPORTUNITIES

     It is the policy of the employer that there shall be no discrimination against any employee in any terms and conditions of employment because of such employee's race, creed, color, age, sex, national origin, or Vietnam or disabled veteran status, or handicap as provided by law. The company will also comply with the American Disabilities Act.

     Further, should an employee have a complaint and said employee avails himself/herself of the complaint procedure, the employee will in no way be discriminated against by the employer.


ARTICLE III:  GENERAL EMPLOYMENT POLICY - OFF TO A GOOD START

     When you get a new job, you know what points are important to you . . . a good Company to work for, good people to work with, good working conditions, and good opportunities.

     At B & F Medical Products, Inc. we hope you will find what you look for in a job. The Company is just as much interested as you are in seeing that you get off to a good start. That's why the personnel department talks to you when you apply . . . to tell you what kind of job it is, and to find out if your interests fit in.

                               GETTING YOUR BEARINGS

     As you meet your supervisor and the other people in your department, they will explain things to you. As they do, you will begin to see the close tie-in between the different parts of our organization. The department where you work is a part of the plant; the plant is a part of B & F Medical Products. All in all, we cover a lot of territory.


ARTICLE IV:  SERVICE FACILITIES

     Parking - The plant has free parking space as near the building as possible. Please do observe all the customary precautions and courtesies of parking. The parking lots are not speedways. They are for your convenience. The Company cannot be responsible for your car or its contents. All of us can insure our common safety and satisfaction by the routine observance of "Parking Lot Etiquette".


ARTICLE V:  PROBATIONARY PERIOD

     All new employees are automatically on a thirty (30) day probationary period. During this important period the employee's ability, work performance, attitude, care of company equipment, safety practices, attendance and dependability will be closely evaluated by your supervisor. Only after successful completion of the thirty (30) day probationary period is an employee recognized as a part-time or full-time employee. If for any reason, prior to completion of the probationary period, it is determined that an employee is not suited or satisfactory for their job, their employment will be terminated. However, prior to their termination, every effort will be made to work with the new employee to train them in their job and to counsel them concerning any problems or deficiencies.

     At the discretion of management, a probationary period may be extended if circumstances warrant such an extension. Such extension will be granted, if warranted by Management.


ARTICLE VI:  MANAGEMENT RIGHTS

     The management of the business and the direction of the working forces of the Company, which includes all rights customarily reserved to management, including the right to plan, direct and control its operations, hire, discipline, or discharge for just cause, assign, transfer, promote, and maintain efficiency of its employees are vested exclusively with the employer, except to the extent specifically limited by the terms of the Agreement and/or provided that the exercise of such rights will not be used for the purpose of discrimination against any member of the Committee.


ARTICLE VII:  RULES AND REGULATIONS

     In accordance with the employer's right to discipline or discharge for just cause and maintain the efficiency of its employees, the following guidelines have been set up by the employer. The acts and practices listed on the following page are not all-inclusive, but set forth some major reasons which may without notice subject the employee to disciplinary action, up to and including dismissal at the discretion of the company and in the presence of a Committee Officer.

 1. Falsification of personnel records, time cards or other records.
 2. Habitual unexcused absenteeism or tardiness.
 3. Leaving job or work place during working hours without permission.
 4. Insubordination. Refusal to obey orders issued by supervisor or Team Leader or any other member of management.
 5. Loitering on company time.
 6. Excessive and disruptive loitering on company property after hours.
 7. Use of abusive or threatening language to another employee or any employer personnel.
 8. Habitual failure to ring time card, ringing time card of another employee, defacing and/or falsifying a time card.
 9. Immoral, illegal, or indecent conduct.
10. Violation of safety rules or failure to wear required safety equipment.
11. Reporting to work, or being at work, but in no fit condition, or possession or under the influence of liquor or unauthorized drugs.
12. Sleeping while on work time.
13. Engaging in horse play, running, shouting, throwing articles or any unauthorized demonstration.
14. Eating or smoking in unauthorized areas. Smoking is allowed only in the specified smoking area of the parking lot. Smoking is not permitted in the restrooms or in the plant. Those who desire to chew tobacco, must do so only in areas where smoking is allowed. You must however, refrain from gross/objectionable expectorating of tobacco juices especially during times when people are eating.
15. Destroying company property, materials, tools, and equipment.
16. Stealing or damaging company or another employee's property.
17. Tampering with, or misuse of safety or fire fighting equipment or other utility controls, including thermostats.
18. Fighting on company premises.
19. False or malicious statements concerning any fellow employee.
20. Posting or removing written or printed matter of any description without permission.
21. Practicing or contributing to unsanitary or unhealthful conditions. Employees are required to clean-up their own lunch/break trash.
22. Unwarranted interference with production in any manner.
23. Failure to work efficiently and/or meet quality and production standards.
24. Negligence or inefficiency resulting in scrap or inferior work, breaking or wasting any materials or supplies.
25. Unauthorized entry on company property.
26. Wearing of unsafe or improper clothing at work includes jewelry on Injection Molds.
27. Abuse of "break" time allowances.
28. Unauthorized possession of firearms or weapons of any kind on the premises.
29. Sexual Harassment.

                              SEXUAL HARASSMENT POLICY


     ACTS OF SEXUAL HARASSMENT BY EMPLOYEES, SUPERVISORS AND MANAGERS ARE PROHIBITED EMPLOYMENT PRACTICE AND ARE SUBJECT TO SANCTIONS AND CORRECTIVE MEASURES.

     Sexual harassment in the workplace is defined as unwelcome sexual advances, requests for sexual favors, and other verbal or physical conduct of a physical nature, when

   1. Submission to such conduct is made either explicitly of implicitly, a term or condition of an individual's employment;

   2. Submission to or rejection of such conduct by an individual is used as the basis for employment decisions affecting such individuals;

   3. Such conduct has the purpose or effect of substantially interfering with a person's work performance or creating an intimidating, hostile or offensive work environment.

     Prohibited acts of sexual harassment can take a variety of forms ranging from subtle pressure for sexual activity to physical assault. Examples of the kind of conduct included in the definition of sexual harassment are:

   1.  Continued or repeated sexually-oriented verbal kidding;

   2. Continued or repeated verbal abuse of a sexual nature including graphic commentaries on the person's body; sexually suggestive objects or pictures placed in the work area that may offend the person; sexually degrading words to describe the person; or propositions of a sexual nature;

   3. Physical contact such as patting, pinching, or frequent brushing against another's body;

   4. Threats or insinuations that the person's employment, wages, promotional opportunities or other conditions of employment may be adversely affected by not submitting to sexual advances

     An employee who believes that he or she is the victim of sexual harassment is asked to report the incident immediately to the General Manager or V. P. of Administration. If the employee feels uncomfortable reporting to the persons designated, or if the harassment continues, he or she is asked to contact the committee officers. An impartial investigation will be conducted to determine whether the conduct can appropriately be defined as sexual harassment and what corrective action should be taken.

     This process has been established for the employee's benefit to assure him or her that the issue will be dealt with promptly and to the extent possible, in a confidential manner. No employee will be penalized for lodging a complaint for sexual harassment no mater how that issue is resolved, unless it is proven that the employee has purposely and intentionally made false accusations.


ARTICLE VIII:  PART-TIME EMPLOYMENT

     Employees regularly scheduled to work thirty-five (35) hours a week or less on a regular scheduled basis, are considered part-time employees. Part-time employees do not accumulate seniority for any company benefits, nor will they receive vacation pay. They will be eligible for partial holiday pay equal to their part-time hours. Part-time employees will be laid-off before full-time employees. Seniority and work performance will be the basis for selecting part-time employees bidding on full-time position openings.

ARTICLE IX:  TEMPORARY EMPLOYMENT

     Employees who are hired to work for stated limited number of months (including summer help) are considered temporary employees. Temporary help will not accumulate seniority for Company benefits, nor will they receive holiday or vacation pay.


ARTICLE X:  SENIORITY SERVICE

     Seniority is defined as length of continuous employment with the company, from the day the employee begins full-time work. Temporary employees do not accrue seniority.

     All seniority will be plant wide in each department. These departments are divided as follows: Injection Molding, Assembly I and II, Warehouse, Quality, Repair, and Janitorial.

     An employee begins building seniority the day he/she begins employment at B & F Medical Products, Inc. However, it is not officially credited to the employee until he/she has completed the thirty (30) day probationary period.

     The hiring date of each employee shall be used for placement purposes on the seniority list. Said placement on the list shall be used for lay-off and recall on the basis of last on, first off. Recall of employees shall be in inverse order; that is last off, first to be called back. It being understood that should a lay-off take place, and a remaining employee is not able to efficiently perform the available work within a three week period, said employee will be laid-off and an employee who was laid-off, and is able to efficiently perform the available work, will be recalled by seniority.

     The Company shall post an updated seniority list upon the execution of this Agreement and provide the Committee with a copy of the same. Thereafter, the Company shall post an updated seniority list and provide the Committee with a copy of the same each six (6) months. In the event an employee disagrees with his/her seniority standing, the employee shall protest the same within three (3) working days after the employer posts the updated seniority list or within three
(3) working days of the date from which the employee reasonably should have been aware of the posting of the updated seniority list. Up to one (1) year the company will hold seniority in case of L.O.A. due to accident/sickness.


ARTICLE XI:  TERMINATION OF EMPLOYMENT

   Termination of employment, and a loss of seniority will occur if an employee:

1. Quits, walks off job (job abandonment).
2. Is discharged for rules violations
3. Fails to report to work after being recalled from lay-off within three (3) days after notice to return to work is received by certified mail
4. Retires
5. Has been on lay-off for more than one-half their accrued seniority
6. Is fully disabled as defined by Social Security Laws

7. Has three (3) successive scheduled work days of unexcused absences
8. Fails to return from leave of absence in accordance with provisions of "Leave of Absence" Policy.

     Final pay checks will be available on the regular designated pay day. It is not the wish of the Company to dismiss an employee without first trying to assist in correcting his/her problem.


ARTICLE XII:  ABSENCE AND/OR TARDINESS

     Every employee is expected to report to work on time. Absence and/or tardiness seriously interferes with the efficient plant operations, and creates an added burden on fellow employees. All absence is to be reported to the work supervisor, as early as possible, by the employee prior to starting time. The plant phone number is 729-0608 Ext. 215.

     The following is the disciplinary procedure for 1.) absences and for 2.) tardiness (tardiness is defined as 30 minutes or less) effective January 1, 1998:


ATTENDANCE PROGRAM (Points System)

     In an effort to be fair and equitable to all employees, the following program is implemented. It is the intention of the program to eliminate the potential for favoritism by supervision, inconsistency in the application of discipline for attendance infractions, and abuse by employees who attempt to manipulate the system.

     At the beginning of the calendar year, all employees will have zero (0) points. The accumulation of points is not a good thing. All employees should strive to earn no points throughout the year.

Note:

   1. Sick Days are exempt from this program.
   2. Employees will not receive points for time taken under the Family Leave Policy.
   3. Vacation is also independent of this program. No points will be given for any vacation days used by an employee.
   4. Each employee will have 4 Doctor's Slips per year exempted from being pointed.


Earning of Points:

Points are earned as follows:

Late,Tardy, Leave Early, or any other manner in which less than two hours of scheduled work time is missed 1/2 point.

Note: If an employee schedules a doctor's appointment for within 1 1/2 hours of the start or end of his/her assigned shift, and if he/she returns to work with a time stamped document from the doctor's office indicating that he/she has returned to work at the earliest possible time from that appointment, he/she will not receive a point penalty.

Absent (time out of work in excess of two hours, during scheduled work time) 1 point per occurrence.

Absences of two (2) consecutive days or less are considered one occurrence. In the event that an employee is absent in excess of two (2) consecutive work days, the employee must provide to the company a Return to Work Slip, signed by a physician from a physician' office. The doctor's slip will be used to confirm illness and if provided will document the illness as one (1) occurrence. See Note #4 above for the exception to this rule. Failure to do so will result in each day off receiving 1 point.

The rules for no call in remain in effect. However, if an employee is likely to remain off work for an extended period of time due to illness, that employee need not maintain daily contact if a document from a physician is provided to a company official estimating the length of the illness. Contact with a company official must be made every three work days in all other cases or the employee may find that he/she is in violation of the No Call In Rule and risks termination for Job Abandonment.

No Call In Rule - If an employee is absent from work for three consecutive days and does not make contact with a company official unless as stipulated above, that employee will be considered to have abandoned his/her job and is terminated


Disciplinary Actions:

The accumulation of three (3) points requires a verbal warning to the employee.

The accumulation of six (6) points requires a written warning to the employee. Employee will be advised of point accumulation by Management.

The accumulation of nine (9) points indicates termination is required.


ARTICLE XIII:  STRIKES AND LOCKOUT

     The employer agrees not to cause, permit, or engage in any lockout of its employees during the term of the Agreement. Likewise, the employees agree that neither individually or collectively, will they, during the term of the Agreement, cause, permit, or take part in any strike, picketing, sit-down, stand-in, slow-down, or other curtailment or restriction of productions, or interference with work in or about the Company plant or premises.


ARTICLE XIV:  GRIEVANCE PROCEDURE - (OPEN DOOR POLICY)

     Section One: Should any differences, disputes, or complaints arise over the interpretation or application of the Agreement, the grievance procedure shall be the method described below of the parties to settle the differences, disputes, or complaints promptly through the following steps. Grievances must be taken up promptly, and no grievances shall be considered or discussed which are presented later than three (3) working days after the cause of such grievance has occurred, or within three (3) working days of the day the grievant reasonably should have been aware of the occurrence.

Step 1 - Between the aggrieved employee and his/her immediate supervisor, the immediate supervisor will answer the grievance before the conclusion of the second (2nd) working day after the presentation of the complaint.

Step 2 - If the answer of the immediate supervisor is not satisfactory to the grievant, then, the grievant must, before the conclusion of the second (2nd) work day after receipt of the Step 1 answer, reduce the grievance to writing and present it to an officer of the Committee. An officer of the Committee and the grievant shall, before the conclusion of the second (2nd) work day, after receipt of the written grievance, discuss the grievance with the designated Company representative with the resolution of the grievance as the contemplated goal. The Company representative shall give an answer to the officer of the Committee regarding disposition of the grievance before the conclusion of the second (2) work day after the discussion.

Step 3 - If the answer of the Company is not satisfactory to the Committee, then, the Committee must, within one (1) week after receipt of the Step 2 answer, proceed to Step 3 of the grievance procedure. If the grievance is not satisfactorily adjusted in Step 2, the grievance shall be presented and discussed at a meeting with the Committee, the appropriate Company representative, and the grievant. Said meeting shall be held at a mutually agreed time but within one (1) week after notice is given to the Company that a meeting is desired.

Step 4 - If the grievance is not satisfactorily adjusted in Step 3, either party may, within thirty (30) days, in writing, request arbitration, and the other shall be obligated to proceed with arbitration in the manner hereinafter provided. The Executive Board of the Committee shall have the exclusive right to determine whether or not the employee's grievance shall be submitted to arbitration by the Committee. The parties shall forthwith attempt to agree upon an impartial arbitrator. If they cannot so agree within five (5) working days of the request for arbitration, they may within thirty (30) days, thereafter, request final and binding arbitration from the Toledo Labor-Management Citizens Committee, which shall be requested to submit a panel of seven (7) arbitrators. The expense of the arbitrator except the parties' own expenses, shall be born equally by the Committee and the Company.

Section Two: The Company or Committee may agree to extend the time limits set forth in this procedure by written request of the other party.

Section Three: The arbitrator shall have authority and jurisdiction to determine the propriety of the interpretation and/or application of the Agreement with respect to the grievance in question, but shall not have the power to add to, subtract from, or modify the terms contained herein.

Section Four: Any agreement reached between the Committee and the Company under the grievance procedure by their authorized representatives, and any decision of the arbitrator under Step 4, shall be final and binding upon the Company, the Committee, and the employee or employees involved.

ARTICLE XV: EMPLOYEE LEAVE OF ABSENCE/FAMILY MEDICAL LEAVE (F.M.L.)

                       "B&F FAMILY AND MEDICAL LEAVE POLICY"

     Beginning August 5, 1993 employees who have worked at least one full year with a minimum of 1250 work hours in the past twelve months may apply for up to twelve (12) weeks of unpaid leave per calendar year after a childbirth or adoption, or to care for a seriously ill child, spouse or parent (but not "parent-in-law"), or for an employee's own serious health condition (if husband and wife both work at B & F a total of 12 weeks aggregate leave time applies for leave taken for a childbirth or adoption, or to care for a seriously ill parent.

     Thirty (30) days advance written notice is required for foreseeable leaves necessitated by birth, adoption, or planned medical treatment. Leave for serious illness will require certification by a licensed health care provider, and a second opinion may be required (to be paid for by B & F). Intermittent leaves for medical treatment must include expected dates of treatment and planned duration. Certification by a licensed health care provider of fitness for duty is required whenever returning to work after an employee's own serious health condition.

     B & F Medical guarantees reinstatement to the same or equivalent job upon return from F.M.L., but requires that employees use all accrued vacation and/or paid sick time against their annual 12-week entitlement period.

     All covered medical/health coverage will be continued for the employee while on F.M.L. as if the employee were continuously employed throughout the leave period. Written arrangements with B & F for the payment of any medical or optional insurance premiums that are the responsibility of the employee must be made at the time of applying for F.M.L. (if possible). Any premiums paid by B & F that are properly the responsibility of the employee must be repaid to B & F, even if the employee never returns to work, unless B & F is otherwise notified in writing that the employee will not return to work and to discontinue making such payments on their behalf.

     F.M.L. applications must be signed by both the employee (or representative) and B & F management. It is the responsibility of the EMPLOYEE to return to work within the authorized F.M.L. time period and to notify and update B & F concerning the employee's physical condition or other changes of any kind.

     Upon written application and for good cause only, the employer will consider a request for leave of absence, without pay or benefits, not to exceed F.M.L. limits. Leaves may be renewed at the discretion of the employer. If any employee fails to return to work at the expiration of the leave, or if it is found that an employee was granted a leave under false pretenses, he/she will automatically be terminated.

     No leave of absence request shall be honored for the purpose of enabling an employee to seek or accept work with another employer.

ARTICLE XVI:  PERSONNEL RECORDS

     The office maintains an accurate and confidential master record of every employee. Maintaining these files with up-to-date information is very important, as it provides the Company with addresses to reach employees in emergencies, and send mail with data for payroll deductions, and information required for insurance and other benefits.

   All employees must notify the office promptly of any changes regarding:

      1.  Address or telephone number
      2.  Marital status
      3.  Number of dependents for withholding tax purposes
      4.  Person to notify in case of emergency

     Personnel records are to kept intact for the entire length of employment of each individual employee. However, it is agreed that for the purpose of discipline/dismissal, records or file information of the past four (4) years only will be used.


ARTICLE XVII:  WORK BREAKS

     A work break of fifteen (15) minutes will be given all employees approximately two (2) hours into their work day. A thirty (30) minute un-paid lunch break approximately four (4) hours into their work day, and an additional work break of fifteen (15) minutes approximately two (2) hours following the lunch break will be given. Following eight (8) hours of scheduled work/overtime, a five (5) minute break will be allowed.

     These break times are the only times when employees are to be away from their work areas. Emergency lavatory visits are permissible and not to be abused. Other than emergencies, the employee will be relieved when a Team Leader or Supervisor arranges it.

     Clean-up time, if required by supervisory personnel, shall be performed by employees to protect parts, etc. Otherwise, no personal clean-up time will be permitted. Employees are to work up to the buzzer indicating quitting time, or until relieved by next shift employee. If the next shift employee does not relieve shortly, the quitting employee is to notify the supervisor prior to their leaving.


ARTICLE XVIII:  ACCIDENTS - HEALTH - SAFETY

     Accidents can be prevented in most cases, by use of good judgment - think and plan for safety. The health and safety of yourself, and your fellow workers should be of the utmost importance to you, as it is to your employer. Therefore, specific Safety Rules and Regulations will be posted in the plant. Employees disregarding said rules, or found to be in violation, will be subject to discipline, up to and including dismissal.

     Even though you and the employer are covered by State Workman's Compensation Insurance , you must report an accident to your supervisor as soon after the accident as possible, and an Accident Report Form must be completed, followed by a Claim to the state where requested and justified.


ARTICLE XIX:  DRESS CODE AND PERSONAL HYGIENE

New Dress Code Text

     We at B&F (the Disposable Products Division of Allied Healthcare Products) manufacture medical devices. These devices are regulated by the FDA and other agencies. We must adhere to the rules and regulations of these agencies. One of the main areas of review and regulation is cleanliness. This relates to the dress and cleanliness of our employees as well as the cleanliness and order of the manufacturing areas.

The Dress Codes is as follows:

1.)   All production employees must wear a hair net or surgical cap (provided by the company) and sturdy, flat, fully enclosed shoes.

2.)   Safety glasses AND hearing protection (EARPLUGS) are required in all plant areas.

3.)   Shirts must be of full length (no bare midriffs). Sleeveless shirts are permitted, if the shoulder width of the shirt body is at least 3" wide (tank tops, undershirts, spaghetti straps or similar attire is not permitted.)

4.)   Clothing may not have holes or tears or be made of sheddable material.

5.)   Shorts or skirts  can not have an inseam of less than 6" or be shorter than 5" above the knee unless worn with opaque tights.

6.)   Leggings or spandex shorts are acceptable if a hip covering top garment is also worn.

7.)   Loose fitting clothing must be fastened at the wrist in order to avoid employee injury.

If clothing is deemed inappropriate by company management, the offending employee will be required to punch out, change and return to work.

Also, per FDA and Company regulations, hands must be washed following lavatory visits and after eating, prior to returning to the production area. Eating at the work area is strictly forbidden. Smoking is only allowed in the designated area. Only water in unbreakable, spillproof container is allowed at the work station.

ARTICLE XX:  WORK HOURS AND THE TIME CLOCK

     The pay week starts on Sunday morning each week, and goes through Saturday night. The work day starts at 7:00 am to 3:30 pm (first shift), 3:30 pm to 12 midnight (second shift), and 11:00 pm to 7:30 am (third shift).

     Be sure to punch your time card in and out on the time clock at these times, as it is your official work record. There is a 3 minute grace period for punching in. Remember, it is against regulations to punch the time card for anyone but yourself.

     Overtime  shall be paid on a daily  basis  for all hours in excess of eight
(8) hours worked (excluding vacation or sick pay comp.). Vacation and sick pay continue to be used towards the forty (40) hours accumulation for overtime pay per week, or thirty-two (32) hours during a holiday week. Overtime shall be paid for at the rate of time and a half (1-1/2) the straight time hourly rate. At the discretion of the Company, employees will be required to work the first two (2) mandatory eight (8) hour Saturdays posted per month. If the employee's vacation is posted/scheduled/approved prior to the mandatory overtime notice being posted, the employee is not required to work that Saturday. They would, however, be required to work any other mandatory Saturday during that month. On an excused absence (illness or immediate family wedding/or with proof of wedding participation) during a mandatory Saturday, the employee would be required to make-up that Saturday on a subsequent Saturday (if the plant is working) per calendar month. In the case of an immediate family wedding or wedding participation, the employee must fill out a Vacation Request Form prior to that Saturday so that management can plan its operations. There shall be no pyramiding of overtime or premium pay.

     When the need for overtime arises, voluntary overtime shall be offered to employees in their department first on the basis of their seniority in all cases, provided the employee is capable of performing the jobs, along with sufficient supervisory personnel as required by Management. Voluntary overtime is to be treated seriously - if you find that you cannot make it, notify your supervisor as soon as possible. If not enough production employees volunteer or are available, Management reserves the right to fill in jobs/machines as is deemed sufficient with supervisory personnel on a per shift basis.


ARTICLE XXI:  PAY DAY

     Pay day is usually Friday of each week, unless a holiday during the week delays the preparation of the payroll. Your weekly paycheck is delivered to you at you regular work station. If you are not at work when a paycheck is due, it can be picked up during work hours at the office. One week's pay is held back so your first paycheck as a new employee will come to you about two weeks after you begin work. The Payroll Department needs this time to set up your account and the necessary records.


ARTICLE XXII:  PAID HOLIDAYS

     Eligible employees who have completed three (3) months service, and are on the active payroll the day prior to the holiday, and who have worked their last regular scheduled work day before, and their next scheduled work day after such holiday shall receive holiday pay pro-rated per hours worked up to maximum of eight (8) hours regular pay (a maximum of 30 minutes tardy allowed without losing holiday pay). These holidays are as follows:

      New Year's Day                Memorial Day
      Independence Day              Labor Day
      Thanksgiving Day              Day after Thanksgiving
      Christmas Eve                 Christmas Day
      *Floating Holiday

Note - Half (1/2) day for Good Friday off without pay will be allowed.

Floating Holiday

Effective July 1, 1997, every Union employee will receive one new paid holiday. It is a Floating Holiday. It may be taken when the employee would like a paid day off during a regularly scheduled work day. There is only one floating holiday per year. It must be taken during the calendar year or employee will receive eight hours straight pay (holiday) at the end of the calendar year if not used. There is no carryover of this day.

RESTRICTIONS
The Floating Holiday cannot be taken in conjunction with vacation, leave of absence or another paid holiday. To be paid for a Floating Holiday, the employee must work the full scheduled shift of the day preceding and the day following the Floating Holiday. Floating Holidays may not be taken during inventory. Floating Holidays may not be taken on the last work day of the month. New Years Eve can, however, be a Floating Holiday for up to one half each department employees per shift on a first reserved, first allowed basis.

NOTIFICATION
In order to take the Floating Holiday, the employee must notify his/her supervisor in writing 48 hours in advance of the day requested. Requests will be automatically honored if the request does not violate any of the restrictions listed above.


ARTICLE XXIII:  BUILDING YOUR RETIREMENT

     The Company Pension Plan, which is qualified under Internal Revenue Service guidelines, helps you to build a lifetime retirement income. Each employee is eligible to join the 401(k) Profit Sharing Plan on the anniversary date of the plan, which follows one (1) year of employment (1000 hours of service). The employee must be at least 21 years of age. The company will contribute a profit sharing amount equal to 3.5% of the employee's gross pay on an annual basis. In addition, the employee can contribute on a pre-tax basis to the plan. The company will match the employee's contributions up to an additional 3%. A report summarizing the employee's assets in the plan will be made available on a quarterly basis.

ARTICLE XXIV:  VACATION TIME OFF WITH PAY

     The vacation year for employees covered hereby shall be twelve (12) month period, from January 1 to December 31 for the following year. Vacation pay shall be based on the employee's present hourly rate of pay at the time of vacation. Vacation days cannot be used for penalty days. Any employee on the Seniority List of the employer as of January 1, shall be entitled to vacation time off on the following basis, service levels being measured as of January 1. If less than one (1) year, vacation time will be prorated after 90 day probationary period to be taken only after January 1 the following year. Each employee is required to complete a Vacation Request Form one (1) week prior to the requested time off. Vacation time is to be taken in full hour increments. Only one (1) full-time employee is permitted off at a time per department per shift. No vacation will be allowed during the week effecting the two days prior to our fiscal year-end and July 1 each year (physical inventory). April 1st is the deadline each year to sign up for seniority priority for vacation time. After that date, vacation time is granted on first come basis. Below is a schedule of paid vacation time:

            1 year......5 days      ......      (40) hours
            2 years.....6 days      ......      (48) hours
            3 years.....10 days     ......      (80) hours
            10 years....12 1/2 days ......      (100) hours
            12 years....15 days     ......      (120) hours
            20 years....20 days     ......      (160) hours

     Qualified part-time employees may take time off without pay (won't effect bonus) per the above schedule provided a vacation request form is filled out as required.


ARTICLE XXV:  SICK DAY PAY

     All full time employees will be allowed three (3) sick days per year. Effective January 1, 1998, the total will be five (5). This will be prorated at two (2) hours/month of employment, retroactive following the thirty (30) day probationary period. These days can be accumulated from year to year, and will be paid off in pay based upon existing hourly rate at the time when used. These days cannot be used for penalty days. It is understood that sick days cannot be used the day prior to a holiday, nor the day after a holiday.

     This is an over-all total of forty (40) as of January 1, 1998, work hours for sick days per year. We will allow the employee to use these in segments of hours if so desired, for physician appointments and such. However, each segment or occasion must be a minimum of one (1) hour in length.


ARTICLE XXVI:  FUNERAL LEAVE POLICY

     Employees will be entitled to three (3) days of straight time pay in the case of death to any member of the immediate family. Immediate family includes sons, daughters, wife, husband, father, mother, mother-in-law, father-in-law, brother or sister, grandparent or grandchildren. Two (2) days unpaid funeral leave for relative includes step-parents, grandmother-in-law, grandfather-in-law, brother-in-law, sister-in-law, aunt or uncle.. Proof of relationship and funeral attendance may be required as condition for receiving the pay. Extra funeral days may be available to the employee, if necessary, without pay, not to exceed five (5) working days total absence.

     Special circumstances which may warrant additional time off can be reviewed on a per individual basis. Refer then to "Leave of Absence" clause or Article XV, page 10 of this Agreement.


ARTICLE XXVII:  JURY DUTY

     Effective July 1, 1997, Jury Duty service will be reimbursed the difference between the employee' regular eight (8) hour pay (no overtime) and what actually is received for service on the jury. The employee must turn the service pay slip and verification in to his/her Supervisor, and it will be paid the following pay period. This applies to all shifts.


ARTICLE XXVII:  ATTENDANCE BONUS

     Any employee working without any absenteeism or tardiness during a calendar quarter basis will receive a bonus. This shall be issued in a separate payroll check with the usual taxes withheld. Only those employees who have reached their maximum rate of pay for their shift/dept. are eligible.

     BONUS SCHEDULE = $ .30/hour and $ .45/hour overtime for all hours worked that quarter


ARTICLE XXIX:  BIDDING ON JOBS

     The company agrees to establish a bidding procedure covering the full-time positions for Injection Mold, Assembly I and Assembly II, Janitorial, Quality Control, Repair, and Warehouse departments. The position of truck driver and/or tool maker is one that does not allow bidding or bumping into other full-time departments. If an opening occurs in either position, it also will be filled from the outside.

     This bidding procedure shall be based on seniority (position of Set-Up Trainee is not hired on seniority basis, but he/she must become a member of the committee if a full-time employee) and employee ability, and shall be as follows:

A. Upon the occurrence of a vacancy in any of the aforementioned classifications, which vacancy may arise by reason of discharge, quit, death, retirement, or the necessity of having additional personnel in such classifications, the company shall post a notice requesting that the employees sign bids for such vacancies. Employees signing those bids shall be required to fill such vacancies if notified of award bid. (Cannot change your mind after bid is awarded.)

B. That the company shall fill such vacancies as described in (A) above, strictly by plant-wide seniority of full-time UNION employees (members of B & F Committee).

C. That if the company receives no bids for a vacancy from bargaining unit employees, the company may hire a new employee to fill such vacancy or with a deserving part-time employee, as management decides.

D. That any employee who successfully bids into a vacancy, shall be allowed thirty (30) days to demonstrate his or her ability to perform the duties of the job in question. Once accepted, the employee shall be required to remain there for at least one year (1) unless successfully bidding into another position.

E. For existing positions, full-time employees are permitted to bump (same department only) onto another shift - by seniority only - one (1) time per twelve (12) month period.

F. That the company may exercise an option to continue the thirty (30) day period in (D) above, for an additional thirty (30) day period;

G. That if the employee cannot perform the duties of the job in question during the thirty (30) day period mentioned in (D) above, or the additional thirty (30) period mentioned in (E) above, then the employee shall be returned to his or her previously held position, with no loss in seniority. Full-time employees who are required (will be offered by plant seniority) to fill in or relieve other departments for one hour or more at a time (except for breaks), will receive pay based on that department pay (if higher rate).

H.   Those  employees  going  full-time  into a new department will after thirty
     (30) days (upon management approval as per D above) receive top pay rate for that departmen


ARTICLE XXX:  MEDICAL INSURANCE

     Effective July 1, 1997, the company and the employee will share the cost of medical and dental insurance on the basis as show below for full-time employees:


           Group                                 % Co. Covered

   Health Ins. - HMO Base
       Employee Only                         80% Employee Premium
      Employee + 1 Pty               80% Employee + 50% Dependent Premium
     Employee + Family               80% Employee + 50% Dependent Premium


      Dental Insurance
  Year 1/July 1, 1997 - 98
       Employee Only                         50% Employee Premium
           Spouse                                     0%
         Each Child                                   0%

  Year 2/July 1, 1998 - 99
       Employee Only                         50% Employee Premium
           Spouse                            50% Dependent Benefit
         Each Child                          50% Dependent Benefit

Year 3 (July 1, 1999 - 2000)
       Same as Year 2


     . However, this is a voluntary plan made available to the individual employee who desires it. (It is not compulsory). Employee responsibilities for the policies are paid for on a weekly payroll deduction plan based on insurance carrier's rates. These contributions will be deducted prior to tax deductions so as to reduce your taxable income under "Section 125" plan.

     In the event of a medical/surgical disability which exceeds one week (five consecutive working days) verified with a physician's authorization (drug or emotional/mental disabilities not included), the Company will pay up to a maximum of eight (8) weeks medical insurance premiums per calendar year, following a one (1) week waiting period. Any illness or recovery period which lasts beyond eight (8) weeks, the medical insurance premiums will continue to be paid by the company, but will be reimbursed by the employee once they return to work through weekly payroll deductions


ARTICLE XXXI:  B & F UNION EMPLOYEE COMMITTEE

     The company recognizes the B & F Medical Employees Committee as the sole collective bargaining agent for the purpose of collective bargaining with respect to wage rates, hours of employment, and other terms and conditions of employment under this Agreement.

     All present employees who are members of the Employee Committee of the effective date of the Agreement, shall remain members of the Employee's Committee in good standing as a condition of employment. All full-time employees who are hired hereinafter shall become and remain members in good standing of the aforesaid Employee Committee as a condition of employment on and after the thirty-first (31st) calendar day, following the beginning of their employment, or on and after the thirty-first (31st) calendar day following the effective date of the Agreement, whichever is the later. The failure of any full-time employee to become a member of the Employee Committee at such required times shall obligate the company to discharge such employee; the failure of any employee to maintain his Employee Committee membership in good standing as required herein shall obligate the company to discharge such employee.

     All meetings and negotiations between the company and the Committee shall begin one-half (1/2) hour before the regular scheduled employee's quitting time. Any member(s) of the Committee required to miss work to attend such aforementioned meetings, negotiations, or arbitrations shall be compensated for all regular time lost for the purpose of attending such specifically designated Committee business.

ARTICLE XXXII:  PAY RAISE SCHEDULE

                            July       Jan 1     July 1    July 1
Department                  1997       1998      1998      1999
-------------------------   ------     ------    ------    ------
Assembly I and II Dept.     $7.28      $7.33     $7.55     $7.75
Injection Mold Dept.        $7.83      $7.88     $8.10     $8.30
Warehouse Dept.             $8.63      $8.68     $8.90     $9.10
Janitorial Dept.            $7.28      $7.33     $7.55     $7.75
Quality Control Dept.       $7.83      $7.88     $8.10     $8.30
Repair Dept.                $8.63      $8.68     $8.90     $9.10

When in-house Quality training is completed by Q/C personnel, they will receive an additional 20 cents per hour/anticipated completion date January 1, 1998.

     Second Shift employees receive 20 cents/hour shift premium to the above. Third Shift employees receive 25 cents/hour shift premium to the above.

     For part time employees being promoted to full time they will receive full-time department pay upon completion of thirty (30) day probation period.

     The Company agrees not to negotiate with individual Committee members in violation of the National Labor Relations Act nor to grant any bargaining unit employee any increase not called for by the collective bargaining agreement, unless the B & F Employees Committee agrees otherwise.


ARTICLE XXXIII:  BIRTHDAYS

     Employees will be allowed to take their birthdays off without pay. They are required to complete a Vacation Request Form forty-eight (48) hours prior to the requested time off to give Management sufficient time to plan so as not to halt/hinder production. Birthday time off will not be counted against the employee for bonus or absentee records, but their actual birth date only (not falling on week-ends) will be permitted under this plan.


ARTICLE XXXIV:  CONCLUSION

     The terms of this Agreement shall continue in full force and effect up to and including July 1, 2000. Sixty days prior to July 1, 2000, the Agreement will be open for negotiations regarding wages, which shall include such matters as benefits.

     This Agreement shall continue in full force from year to year thereafter, except to re-open for the purpose of negotiations on economics, benefits, and the Employee Policy Manual, for the employee.

     We have attempted to describe in this booklet, the employee's benefits and policies as they affect all employees of B & F Medical Products, Inc. This policy manual will be reviewed by the employees. They and the employer recognize each other's rights and responsibilities. Said agreement shall remain in full force and it is understood that should present or future laws become wholly or partly in conflict with terms of this Agreement, the validity of the balance shall in no way be affected, but shall be deemed modified to conform with the existing laws.


                             B&F EMPLOYEE COMMITTEE
                                    OFFICERS



/s/ Belinda Slaughter                           Belinda Slaughter
_____________________________________           President


/s/ Diane Orth                                  Diane Orth
_____________________________________           Vice President


/s/ Vense Segura                                Vense Segura
_____________________________________           Secretary


/s/ Heidi Dunbar                                Heidi Dunbar
_____________________________________           Treasurer

                                B&F Medical Division
                          ALLIED HEALTHCARE PRODUCTS INC.



/s/ Eugenia Guseila                             Eugenia Guseila
_____________________________________           General Manager


/s/ David Kowalski                              David Kowalski
_____________________________________           Vice President
                                                Administration/Production


___________________     Date this Agreement was signed

June 16, 1997______     Date Ratified by Membership

                                 TABLE OF CONTENTS


Article:I               Purpose.........................................1
Article: II             Equal Employment Opportunities..................1
Article: III            General Employment Policy.......................1
Article:IV              Service Facilities..............................2
Article:V               Probationary Period.............................2
Article:VI              Management Rights...............................2
Article:VII             Rules and Regulations...........................3
Article:VIII            Part-Time Employment............................5
Article:IX              Temporary Employment............................5
Article:X               Seniority Service...............................5
Article:XI              Termination of Employment.......................6
Article:XII             Absence and/or Tardiness........................6
Article:XIII            Strikes and Lockout.............................8
Article:XIV             Grievance Procedure (open door policy)..........8
Article:XV              Leave of Absence/Family Medical Leave...........10
Article:XVI             Personnel Records...............................11
Article:XVII            Work Breaks.....................................11
Article:XVIII           Accidents - Health - Safety.....................11
Article:XIX             Dress Code and Personal Hygiene.................12
Article:XX              Work Hours and the Time Clock...................13
Article:XXI             Pay Day.........................................13
Article:XXII            Paid Holidays...................................14
Article:XXIII           Building Your Retirement........................15
Article:XXIV            Vacation Time Off with Pay......................15
Article:XXV             Sick Day Pay....................................15
Article:XXVI            Funeral Leave Policy............................16
Article:XXVII           Jury Duty...................................... 16
Article:XXVIII          Attendance Bonus................................16
Article:XXIX            Bidding on Jobs.................................17
Article:XXX             Medical Insurance...............................18
Article:XXXI            Employee Committee..............................19
Article:XXXII           Pay Raise Schedule..............................19
Article:XXXIII          Birthdays.......................................20
Article:XXIV            Conclusion......................................20
Acceptance of Agreement Signature Page..................................21